FOR IMMEDIATE RELEASE	CONTACT:
March 1, 2004	News Media
	Tim Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
	Melissa E. Adams	(202) 624-6410 (Office)

WGL HOLDINGS, INC. RAISES EARNINGS GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL), (company), today reported that it is raising its earnings guidance for the quarter ended March 31, 2004, to a range of $1.61 to $1.71 per average common share from its previous guidance range of $1.45 to $1.55 per average common share. For the full fiscal year ended September 30, 2004, WGL Holdings increased its guidance to a range of $1.87 to $1.97 per average common share from the previous range of $1.72 to $1.82 per average common share.

     The revised earnings guidance reflects: (1) actual weather through February 25, 2004 and an assumption of normal weather for the balance of each respective period in this fiscal year; (2) an estimate of the outcome of a Virginia rate case in which higher rates went into effect subject to refund on February 26, 2004; (3) an estimate of an additional depreciation provision to be recorded in accordance with an “earnings test” currently required by the State Corporation Commission of Virginia; and (4) after-tax earnings of $0.12 per average common share from the disposition of two buildings in which WGL had an affiliated interest. This guidance does not include the effect of any other unusual items that could arise in the future.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately 980,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services. Additional information about WGL Holdings is available on its Web site, http://www.wglholdings.com.

     Note: This news release and other statements by the company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with

WGL Holdings, Inc. • 1100 H Street, N.W. • Washington, D.C. 20080 • www.wglholdings.com respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the company assumes no duty to update them.

As previously disclosed in the company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. For a further discussion of the risks and uncertainties, see the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

FY04 — 08

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